EXHIBIT 4.4


                                                              No._____
                                                       ________Shares


                       COMMONWEALTH BIOTECHNOLOGIES, INC.
                         COMMON STOCK PURCHASE WARRANT

NEITHER THIS SECURITY NOR ANY SECURITY FOR WHICH IT MAY BE EXERCISED HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR APPLICABLE STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY SECURITY FOR WHICH IT MAY BE EXERCISED NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF AT ANY TIME IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.


         THIS IS TO CERTIFY that ANDERSON & STRUDWICK, INCORPORATED or its assigns as permitted in that certain Warrant Agreement (the "Warrant Agreement") dated June 25, 1997 between the Company (as hereafter defined) and Anderson & Strudwick, Incorporated is entitled to purchase at any time or from time to time on or after June 25, 1998 until 5:00 p.m., Richmond, Virginia time on June 25, 2002, __________ shares of Common Stock of Commonwealth Biotechnologies, Inc., a Virginia corporation (the "Company"), for an exercise price per share as set forth in the Warrant Agreement referred to herein. This Warrant is issued pursuant to the Warrant Agreement, and all rights of the holder of this Warrant are further governed by, and subject to the terms and provisions of such Warrant Agreement, copies of which are available upon request to the Company. The holder of this Warrant and the shares issuable upon the exercise hereof shall be entitled to the benefits, rights and privileges and subject to the obligations, duties and liabilities provided in the Warrant Agreement.

         UNTIL JUNE 25, 1998, NEITHER ANDERSON & STRUDWICK, INCORPORATED NOR ANY ASSIGNEE OF ALL OR A PORTION OF THE RIGHTS PURSUANT TO THIS WARRANT MAY SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE ANY OF ITS RIGHTS PURSUANT TO THIS WARRANT OTHER THAN TO BONA FIDE OFFICERS OF ANDERSON & STRUDWICK, INCORPORATED.

         Subject to the provisions of the Securities Act of 1933, of the Warrant Agreement and of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, only to the extent expressly permitted in such documents and then only at the office of the Company at Commonwealth Biotechnologies, Inc., 911 East Leigh Street, Richmond, Virginia 23219,
Attention: Chairman, by the holder hereof or by a duly authorized attorney-in-fact, upon surrender of this Warrant duly endorsed, together with the Assignment hereof duly endorsed. Until transfer




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hereof on the books of the Company, the Company may treat the registered holder hereof as the owner hereof for all purposes.

         IN WITNESS WHEREOF, the Company has caused this Warrant to be executed and its corporate seal to be hereunto affixed by its proper corporate officers thereunto duly authorized.

                                COMMONWEALTH BIOTECHNOLOGIES, INC.


                                By: _______________________________ (SEAL)
                                    President


ATTEST:


_______________________
Secretary